SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 15, 2006

IMMUCOR, INC.

(Exact name of registrant as specified in its charter)

Georgia	0-14820	22-2408354
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3130 Gateway Drive P.O. Box 5625 Norcross, Georgia		30091-5625
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code, is (770) 441-2051

Not applicable

(Former name or former address,

if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective May 15, 2006, the Board of Directors of Immucor, Inc. (the “Company”), upon the recommendation of the Corporate Governance and Nominating Committee of the Board of Directors, elected Michael S. Goldman as a new member of the Board of Directors. Mr. Goldman is a Managing Director and founding principal of TM Capital Corp., an investment bank based in New York and Atlanta which focuses on assisting publicly- and privately-held companies in completing mergers, acquisitions and financings. TM Capital has represented the Company from time to time in connection with various transactions, including the Company’s acquisition, in July 2005, of Immucor-Kainos, Inc., a newly-formed joint venture with the former distributor of the Company’s products in Japan. The Company also pays TM Capital a monthly retainer fee for general financial advisory services and reimburses TM Capital’s out-of-pocket expenses in connection with such services. During its current fiscal year, the Company has made payments to TM Capital totaling approximately $470,000 for services and approximately $17,000 for reimbursement of expenses, including $400,000 of fees in connection with the acquisition of Immucor-Kainos, Inc. During the fiscal year ended May 31, 2005, the Company made payments to TM Capital of approximately $60,000 for services and approximately $3,000 for reimbursement of expenses.

The Board of Directors has determined that Mr. Goldman is an independent director under applicable NASDAQ listing standards. Mr. Goldman has not been appointed to serve on any committees of the Board of Directors at this time. On May 15, 2006, the Company issued a press release announcing Mr. Goldman’s election to the Board of Directors.

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits

EXHIBIT NUMBER	DESCRIPTION

99.1	Press Release dated May 15, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IMMUCOR, INC.

Date:	May 18, 2006	By:	/s/ Patrick D. Waddy
Patrick D. Waddy
Chief Financial Officer and Secretary

EXHIBIT LIST

EXHIBIT NUMBER	DESCRIPTION

99.1	Press Release dated May 15, 2006.